 FORM 4                                                                                                       OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                 ----------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                            OMB Number         3235-0287
    subject to Section 16. Form                                                                       Expires:  September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response.......0.5
                                                                                                      ----------------------------

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     | 6. Relationship of Reporting Person
                                        |                                                   |    to Issuer (Check all applicable)
   Reginald B. Newman II                |   Rand Capital Corp. - RAND                       |   __X__ Director __X__ 10% Owner
--------------------------------------------------------------------------------------------|   _____ Officer (give title below)
(Last)        (First)       (Middle)    |  3. IRS or Social       |  4. Statement for       |   _____ Other (specify below)
                                        |     Security Number     |     Month/Year          |
 2440 Sheridan Drive                    |     of Reporting        |   December 1998         |    ________________________________
----------------------------------------|     Person (Voluntary)  |-------------------------| -------------------------------------
               (Street)                 |                         |  5. If Amendment,       | 7.  Individual or Joint/Group Filing
                                        |                         |     Date of Original    |     (Check Applicable Line)
                                        |                         |     (Month/Year)        |__X__Form filed by One Reporting Person
Tonawanda, NY  14150                    |                         |                         |     Form filed by More than One Re-
                                        |                         |                         |_____porting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |      TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Na-
   (Instr. 3)                           |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | ture
                                        | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | of In-
                                        |   Year)       |               |                          | Owned at End| Direct  | direct
                                        |               | --------------|--------------------------| of Month    | (D) or  | Bene-
                                        |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| ficial
                                        |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | Owner-
                                        |               |       |       |        | (D)  |          |             |(Instr.4)| ship
                                        |               |       |       |        |      |          |             |         | (Instr.
                                        |               |       |       |        |      |          |             |         | 4)
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
 Common Stock                           | 12/17/98      |       | P     | 27,000 |  A   | $0.8125  |  688,250    |   D     |
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
 Common Stock                           | 12/18/98      |       | P     | 13,000 |  A   | $0.8125  |  701,250    |   D     |
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
 Common Stock                           | 12/21/98      |       | P     |  4,000 |  A   | $0.8125  |  705,250    |   D     |
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
 Common Stock                           | 12/22/98      |       | P     | 37,300 |  A   | $0.8125  |  742,550    |   D     |
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
 Common Stock                           | 12/30/98      |       | P     | 26,500 |  A   | $0.8125  |  769,050    |   D     |
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
                                        |               |       |       |        |      |          |             |         |
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
                                        |               |       |       |        |      |          |             |         |
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
                                        |               |       |       |        |      |          |             |         |
----------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|--------
                                        |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (over)
*If the Form is filed by more than one reporting person see Instruction 4(b)(v).